UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 15, 2017

KinerjaPay Corp.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-168068

Delaware	42-1771817
(State of Incorporation)	(I.R.S. Employer Identification No.)

Jl. Multatuli, No.8A, Medan Indonesia	20151
(Address of Registrant's Office)	(ZIP Code)

Registrant's Telephone Number, including area code: +62-819-6016-168

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 9, 2017, KinerjaPay Corp. (the "Registrant") executed a 10% Fixed Convertible Promissory Note payable to an institutional investor (the "Investor") in the principal amount of $330,000 (the "Note"). The Note, which is due seven and one-half months from the dated of the Note (the "Maturity Date"), was funded by the Investor in the initial sum of $150,000 on November 15, 2017,and $15,000 of the Note shall be retained by the Investor through an original issue discount (the "OID") for due diligence and legal fees related to this transaction.

The Note is convertible into shares of the Registrant's common stock, par value $0.0001 (the "Shares"), at a conversion price of $1.25 per Share. As an investment incentive, the Registrant agreed to issue to the Investorwarrants exercisable on a cashless basis to acquire 200,000 Shares, at an exercise price of $2.00 per Share, during a period of five years from the date of the warrant.

The Investor may advance additional sums under the Note in such amounts and at such dates as the Investor may determine in its sole discretion and the principal due to the Investor shall be prorated based on the consideration actually paid by the Investor, subject to the 10% OID. The Maturity Date shall be seven and one-half months from the effective date of each payment made by the Investor under the Note.

Item 8.01 Other Events

On November 3, 2017, the Registrant entered into an investment agreement with the Investor (the "Investment Agreement") pursuant to which Investor agreed to invest up to $10,000,000 (the "Commitment Amount") to purchase the Shares of the Registrant's common stock, subject to an effective registration statement on Form S-1 (the "Registration Statement").On an after the dated the SEC declares the Registration Statement effective (the "Effective Date") the Registrant may, at its sole discretion, exercise a "put right" under the Investment Agreement that permits the Registrant to "put" up to $10,000,000in Shares. In connection with the Investment Agreement, on November 3, 2017, Registrant executed a 10% Fixed Convertible Promissory Note payable to the Investor in the principal amount of $75,000 (the "Commitment Fee Note"). The Commitment Fee Note is due seven and one-half months from the date of the Commitment Fee Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
KinerjaPay Corp.

By:	/s/ Edwin Witarsa Ng
Name:	Edwin Witarsa Ng
Title:	Chief Executive Officer

Date: November 22, 2017